Exhibit 1.2

Personal and Confidential

July 22, 2025

New America Acquisition I Corp.

590 Madison Avenue, 39th Floor

New York, NY 10022

Attn: Kevin McGurn

RE: Business Combination Marketing Agreement

Ladies and Gentlemen:

This is to confirm that New America Acquisition I Corp. (the “Company”) has requested Dominari Securities LLC (“Dominari”) and D. Boral Capital LLC (“D. Boral”, collectively, with Dominari, the “Advisor”) to assist it in connection with the Company’s merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination (in each case, a “Business Combination”) with one or more businesses (each a “Target”) as described in the Company’s Registration Statement on Form S-1 filed or to be filed with the Securities and Exchange Commission (the “Registration Statement”) in connection with its initial public offering of units (the “IPO”).

1.	Services and Fees.

(a) Advisor will, if requested by the Company:

(i) assist the Company in the transaction structuring and negotiation of a definitive purchase agreement with respect to the Business Combination;

(ii) hold meetings to discuss the Business Combination and the Target’s attributes with Company shareholders who request such meetings;

(iii) attempt to introduce the Company to potential investors to purchase the Company’s securities in connection with the Business Combination; and

(iv) assist the Company with relevant financial analyses, presentations, press releases and filings related to the Business Combination.

(b) As compensation for the foregoing services, the Company will pay Advisor a cash fee equal to 5.0% of the total gross proceeds of the IPO (“Fee”). If a proposed Business Combination is not consummated for any reason, no Fee shall be due or payable to Advisor hereunder.

2.	Reserved.

3.	Company Cooperation.

The Company will cooperate with Advisor including, but not limited to, providing to Advisor and its counsel, on a timely basis, all documents and information regarding the Company and the Target that Advisor may reasonably request or that are otherwise relevant to Advisor’s performance of its obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, consultants and advisors available to Advisor; and using commercially reasonable efforts to provide Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of the Target. The Company will promptly notify Advisor of all changes in facts or circumstances or new developments affecting the Company or the Target or that might reasonably be considered material to Advisor’s engagement hereunder.

Personal and Confidential

4.	Representations, Warranties and Covenants.

The Company represents, warrants and covenants to Advisor that all Information made available to Advisor by or on behalf of the Company in connection with the performance of Advisor’s obligations hereunder, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the applicable dates of such Information and as of the consummation of the Business Combination.

5.	Indemnity.

The Company shall indemnify Advisor and its affiliates and their respective directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex I hereto, Advisor agrees that, if there is no Closing, (i) it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account with respect to this Agreement; (ii) to waive any such claim it may have in the future as a result of, or arising out of, any services provided to the Company under this Agreement; and (iii) to not seek recourse against the Trust Account with respect to the Fee.

6.	Use of Name and Reports.

Without Advisor’s prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee, representative or agent thereof) shall quote or refer to, in any filings with the Securities and Exchange Commission, any advice rendered by Advisor to the Company or any communication from Advisor, in each case, in connection with the performance of Advisor’s services hereunder; provided that, if any such quote or reference is required by applicable federal or state law, regulation or securities exchange rule, then (i) the Company shall provide Advisor with a draft of such disclosure prior to the filing being made; and (ii) the Company shall in good faith consider any comments provided by the Advisor on same.

7.	Status as Independent Contractor.

Advisor shall perform its services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed by the parties that Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed by the Company in writing. In rendering such services, Advisor will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither Advisor nor any of Advisor’s officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

Personal and Confidential

8.	Potential Conflicts.

The Company acknowledges that Advisor is a full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. Subject to applicable law, in the ordinary course of business, Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, any of its affiliates or any other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict Advisor or any of its affiliates in conducting such business to the extent permitted by applicable law.

9.	No Legal Advice.

The Company acknowledges that Advisor: (i) will not be opining or passing upon (A) the fairness to the Company or its shareholders of any Business Combination, or (B) the relative merits of a Business Combination with a particular Target as compared to any alternative transaction; (ii) will rely upon and assume, without independently verifying, the accuracy and completeness of all of the financial and other information that is supplied or otherwise made available to it and will further rely upon the assurances of the Company’s and Target’s management that they are not aware of any facts or circumstances that would make any such information inaccurate, incomplete or misleading; (iii) is not a legal, tax, accounting, environmental or regulatory advisor and will not express any views as to any legal, tax, accounting, environmental or regulatory matters relating to a Business Combination and will assume that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental and regulatory experts; (iv) will assume that any projections or financial forecasts provided to it have been reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of the management of the Company and the Target with respect to future financial performance; and (v) is not required to physically inspect any of Target’s properties or facilities and is not required to make or obtain any evaluations or appraisals of the Target’s assets or liabilities.

10.	Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

11.	Notices.

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by Federal Express or other overnight courier addressed to (i) the Company at the address set forth above and (ii) to the Advisor at Dominari Securities LLC, 725 5th Ave 23 Floor, New York, NY 10022 , Attn. Kyle Wool, and D. Boral Capital LLC, 590 Madison Ave 39th floor, New York, NY 10022, Attn. David W. Boral, or in each case to such other address as may have been given by a party in a notice provided pursuant to this Section.

Personal and Confidential

12.	Successors and Assigns.

This Agreement may not be assigned by either party without the written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

13.	Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such other consultants. The Company’s engagement of any other consultant(s) shall not affect Advisor’s right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

14.	Applicable Law; Arbitration; Venue.

This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York.

Each of the Advisors and the Company agree that any controversy between the parties to this Agreement, or arising out of this Agreement, shall be resolved by arbitration before the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in New York, New York. The following arbitration agreement should be read in conjunction with these disclosures:

a)	ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

b)	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL;

c)	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING; AND

d)	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither the Advisor nor their affiliates, and the respective officers, directors, employees, agents and representatives of the Advisor, their affiliates and each other person, if any, controlling the Advisor or any of their affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted from the gross negligence or willful misconduct of such individuals or entities. If the Advisors shall commence an action or proceeding to enforce any provisions of this Agreement, then in the event that the Advisors are the prevailing party in such action, suit or proceeding, in addition to the obligations of the Company under Section 1(b) and Annex I, the Advisors shall be reimbursed by the Company for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Personal and Confidential

15.	Counterparts.

This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and which together shall constitute but one instrument.

If the foregoing correctly sets forth the understanding between Advisor and the Company with respect to the foregoing, please so indicate agreement by signing in the place provided below, at which time this letter shall become a binding contract.

Very truly yours,

Dominari Securities LLC

By:	/s/ Kyle Wool
Name:	Kyle Wool
Title:	Chief Executive Officer

D. Boral Capital LLC

By:	/s/ David W. Boral
Name:	David W. Boral
Title:	Chief Executive Officer

Agreed to and confirmed:

New America Acquisition I Corp.

By:	/s/ Kevin McGurn
Name:	Kevin McGurn
Title:	Chief Executive Officer

[Signature Page to Business Combination Marketing Agreement]

Personal and Confidential

ANNEX I

Indemnification

In connection with the engagement of Dominari Securities LLC (“Dominari”) and D. Boral Capital LLC (“D. Boral”, collectively, with Dominari, the “Advisor”) pursuant to that certain letter agreement (the “Agreement”) of which this Annex I forms a part, New America Acquisition I Corp., a Florida corporation (“Company”), hereby agrees, subject to the second paragraph of Section 5 of the Agreement, to indemnify and hold harmless Advisor and its affiliates and the directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred (each singly or all collectively, a “Claim”), that (A) are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of Advisor, or (B) otherwise relate to or arise out of Advisor’s activities on the Company’s behalf under the Agreement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any Claim, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.

The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of Advisor except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

The Company further agrees that it will not, without the prior written consent of Advisor, which consent may not be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel.

Personal and Confidential

Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.

In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason (whether or not Advisor is an Indemnified Person), the Company and Advisor shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Advisor on the other, in connection with Advisor’s engagement referred to above, subject to the limitation that in no event shall the amount of Advisor’s contribution to such Claim exceed the amount of fees actually received by Advisor from the Company pursuant to Advisor’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and Advisor on the other, with respect to Advisor’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its shareholders as the case may be, pursuant to the transaction (whether or not consummated) for which Advisor is engaged to render services bears to (b) the fee paid or proposed to be paid to Advisor in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect, any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.